O2Diesel Receives Notice From AMEX Regarding Listing Standards

Newark, DE - O2Diesel Corporation (AMEX:OTD) announced today that it has received notice from the American Stock Exchange (AMEX) that AMEX has determined that the company is not in compliance with certain conditions of the continued listing standards of Section 1003(a)(iii) of the AMEX Company Guide. Specifically, AMEX noted that the company’s shareholder’s equity was less than $6,000,000 and losses from continuing operations and/or net losses were incurred in the last five fiscal years.

The notice was based on a review by the AMEX of the company’s Form 10-QSB for the quarter ended March 31, 2007, which publicly disclosed the financial status of the company at that time.

To maintain its AMEX listing, the company must submit a plan by July 27, 2007 advising AMEX of action it has taken, or will take that would bring the company into compliance with the continued listing standards by December 29, 2008.

The company intends to submit a compliance plan to AMEX by July 27, 2007. The company’s common stock continues to trade on AMEX.

The Company’s Chief Executive Officer, Alan Rae, said, “In our previous quarterly and annual filings, we stated that the Company would not be able to maintain the ongoing listing requirements of the AMEX without additional capital. We identified this position at the beginning of the year and developed and implemented a plan to address the issue both from an immediate as well as long term point of view. This plan includes the previously announced agreement with Fusion Capital as well as other financing agreements. Due to regulatory delays out of our control, the implementation of this plan has taken longer than expected. As a result of this delay, we were not able to meet the shareholders equity requirement prior to receiving notice of non compliance this week. We have maintained regular communication with the AMEX since early in the year and will file our compliance plan with them by the 27th July. We believe recent financing efforts, the changing dynamics of O2Diesel’s commercial development in markets such as India, plus the acquisition of ProEco Energy, which will add a substantial asset to our balance sheet, puts the Company in a strong position to succeed in expanding sales of our products globally while rewarding shareholders with greater long-term value.”

More About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000

Or

Alliance Advisors, LLC
Mark McPartland
+1 (914) 244-0062
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